Exhibit 10.23

June 21, 2022

Dr. William V. Williams

Chief Executive Officer

BriaCell Therapeutics Corporation

2929 Arch Street, 3rd Fl.

Philadelphia, PA 19104

RE: Compensation

Dear Bill,

This past year you have performed your duties admirably and demonstrated exceptional executive leadership over BriaCell. Most notably, you have assembled an excellent senior management team, effectively managed our on-going clinical development efforts, and efficiently managed our general and administrative functions including strong fiscal oversight of our budget. We greatly appreciate all your efforts and thank you for a job well done!

The Compensation Committee of the Board of Directors, in its continuing effort to bring your compensation package up to industry standard comparable levels, has approved the following increase to your annual compensation package effective as of July 1, 2022:

New Compensation Package –

●	Annual Salary - $650,000
●	Cash Bonus - $150,000
●	Option Award (PSO) – $250,000.
●	Total Cash, Bonus and Option Award – Up to $1,050,000.

As we look forward to the upcoming year and the challenges that will define our success, we are faced with the extraordinary requirement of everyone putting forth their very best efforts. We have high confidence in you, your team, and the outcomes we will achieve. Keep up the great work and we sincerely appreciate all your efforts,

Thank you,

Jamieson Bondarenko

Chairman

BriaCell Therapeutics Corporation

Suite 300 – Bellevue Centre, 235 – 15th Street

West Vancouver, BC V7T 2X1